As filed with the U.S. Securities and Exchange Commission on July 18, 2025

Registration Statement No. 333-43569

Registration Statement No. 333-150992

Registration Statement No. 333-167076

Registration Statement No. 333-181704

Registration Statement No. 333-204929

Registration Statement No. 333-219113

Registration Statement No. 333-257070

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-43569

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-150992

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-167076

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-181704

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-204929

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-219113

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-257070

UNDER THE SECURITIES ACT OF 1933

Hess Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-4921002 (I.R.S. Employer Identification Number)

1185 Avenue of the Americas,

New York, New York 10036

(212) 997-8500

(Address of Principal Executive Offices) (Zip Code)

Hess Corporation Employees’ Savings Plan

Hess Corporation 2008 Long-Term Incentive Plan

Hess Corporation 2017 Long-Term Incentive Plan

(Full Title of Plan)

Mary A. Francis

Corporate Secretary and Chief Governance Officer

c/o Chevron Corporation

5001 Executive Parkway, Suite 200

San Ramon, CA 94583

(925) 842-1000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Scott A. Barshay

Kyle T. Seifried

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Hess Corporation, a Delaware corporation (the “Registrant”), is filing with the U.S. Securities and Exchange Commission (the “SEC”) these post-effective amendments (these “Post-Effective Amendments”) to deregister any and all shares of the Registrant’s common stock, par value $1.00 per share (the “Common Stock”), previously registered under the following Registration Statements on Form S-8 (the “Registration Statements”) that remain unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the share numbers listed below do not take into account corporate actions taken in the interim):

1.	Registration Statement No. 333-43569, filed with the SEC on December 31, 1997, registering 2,000,000 shares of Common Stock issuable pursuant to the Employees’ Savings And Stock Bonus Plan (“1997 Plan”), as amended by a post-effective amendment filed on June 20, 2007, registering 1,800,000 shares of Common Stock issuable pursuant to the 1997 Plan;

2.	Registration Statement No. 333-150992, filed with the SEC on May 16, 2008, registering 13,000,000 shares of Common Stock issuable pursuant to the 2008 Long-Term Incentive Plan, as amended and restated (the “2008 Plan”), as amended by a post-effective amendment filed on June 30, 2017;

3.	Registration Statement No. 333-167076, filed with the SEC on May 25, 2010, registering 8,000,000 shares of Common Stock issuable pursuant to the 2008 Plan, as amended by a post-effective amendment filed on June 30, 2017;

4.	Registration Statement No. 333-181704, filed with the SEC on May 25, 2012, registering 8,000,000 shares of Common Stock issuable pursuant to the 2008 Plan, as amended by a post-effective amendment filed on June 30, 2017;

5.	Registration Statement No. 333-204929, filed with the SEC on June 12, 2015, registering 9,000,000 shares of Common Stock issuable pursuant to the 2008 Plan, as amended by a post-effective amendment filed on June 30, 2017;

6.	Registration Statement No. 333-219113, filed with the SEC on June 30, 2017, registering 13,500,000 shares of Common Stock issuable pursuant to the 2017 Long-Term Incentive Plan (the “2017 Plan”);

7.	Registration Statement No. 333-257070, filed with the SEC on June 14, 2021, registering 12,000,000 shares of Common Stock issuable pursuant to the 2017 Plan.

On July 18, 2025, pursuant to the Agreement and Plan of Merger, dated as of October 22, 2023 (the “Merger Agreement”), by and among Chevron Corporation (“Chevron”), Yankee Merger Sub Inc. (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a direct, wholly owned subsidiary of Chevron. These Post-Effective Amendments are being filed as a result of the Merger.

The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 18, 2025. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

Hess Corporation

By:	/s/ Kari H. Endries
Name:	Kari H. Endries
Title:	Assistant Secretary